Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: August 6, 2014

El Paso Electric Announces Second Quarter Financial Results

Overview

•
For the second quarter of 2014, El Paso Electric Company ("EE" or the "Company") reported net income of $30.1 million, or $0.75 basic and diluted earnings per share. In the second quarter of 2013, EE reported net income of $29.2 million, or $0.73 and $0.72 basic and diluted earnings per share, respectively.

•
For the six months ended June 30, 2014, EE reported net income of $34.7 million, or $0.86 basic and diluted earnings per share. Net income for the six months ended June 30, 2013 was $36.8 million, or $0.92 basic and diluted earnings per share.

“El Paso Electric achieved several significant milestones in the second quarter of 2014. First, we began construction of our new Montana Power Station Units 1 and 2; second, we reached a new native system peak of 1,766 MW on June 4, 2014, and continue to see growth in the number of customers we serve; and, finally, we successfully settled our 2013 Texas fuel reconciliation case. This settlement covers $545.3 million of fuel and purchased power expenses incurred during the 45-month period of July 1, 2009 through March 31, 2013,” said Tom Shockley, Chief Executive Officer. “Our earnings for the second quarter of 2014 were slightly ahead of the corresponding quarter of 2013 and include Palo Verde performance rewards realized after settling the Texas fuel reconciliation proceeding which added $0.04 earnings per share in our most recent quarter.”

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting 2014 net income relative to 2013 net income:

	Quarter Ended			Six Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
June 30, 2013		$29,193	$0.73		$36,827	$0.92
Changes in:
Palo Verde performance rewards, net	$2,143	1,415	0.04	$2,143	1,415	0.04
Allowance for funds used during construction	1,395	1,242	0.03	1,699	1,525	0.04
Miscellaneous income and deductions	1,624	1,072	0.03	3,192	2,107	0.05
Investment and interest income	71	27	—	3,081	2,436	0.06
Taxes other than income taxes	(1,710)	(1,128)	(0.03)	(4,290)	(2,831)	(0.07)
Depreciation and amortization	(1,521)	(1,005)	(0.03)	(2,721)	(1,796)	(0.05)
Retail non-fuel base revenues	(883)	(583)	(0.02)	(5,676)	(3,746)	(0.09)
Other		(137)	—		(1,226)	(0.04)
June 30, 2014		$30,096	$0.75		$34,711	$0.86
Second Quarter 2014
Income for the quarter ended June 30, 2014, when compared to the same period last year, was positively affected by:

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852.

•	Increased allowance for funds used during construction ("AFUDC") due to higher balances of construction work in progress subject to AFUDC.

•	Increased miscellaneous income and deductions, primarily due to gains recognized on the sale of assets in 2014 with no comparable activity in the same period of 2013, and decreased donations.

Income for the quarter ended June 30, 2014, when compared to the same period last year, was negatively affected by:

•	Increased taxes other than income taxes primarily due to higher property taxes.

•	Increased depreciation and amortization due to increased depreciable plant balances including Rio Grande Unit 9, which began commercial operation on May 13, 2013.

•
Decreased retail non-fuel base revenues primarily due to a $0.8 million reduction in non-fuel base revenues from sales to our residential customers reflecting a 1.5% decrease in kWh sales due to milder weather in the second quarter of 2014 compared to the same period last year.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Year to Date
Income for the six months ended June 30, 2014, when compared to the same period last year, was positively affected by:

•	Increased investment and interest income primarily due to net realized gains on equity investments in our Palo Verde decommissioning trust funds compared to the same period last year.

•	Increased miscellaneous income and deductions, primarily due to the gains recognized on the sale of assets in 2014 with no comparable activity in the same period last year, and decreased donations.

•	Increased AFUDC due to higher balances of construction work in progress subject to AFUDC.

•
Recognition of Palo Verde performance rewards associated with the 2009 to 2012 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852.

Income for the six months ended June 30, 2014, when compared to the same period last year, was negatively affected by:

•
Decreased retail non-fuel base revenues primarily due to a $4.8 million reduction in non-fuel base revenues from sales to our residential customers reflecting a 5.2% decrease in kWh sales due to milder weather in 2014, particularly in the first quarter of 2014, when compared to the same period last year.

•	Increased taxes other than income taxes primarily due to higher property taxes including a one-time adjustment to the 2013 Arizona property tax rate recorded during the first quarter of 2014.

•	Increased depreciation and amortization due to increased depreciable plant balances including Rio Grande Unit 9, which began commercial operation on May 13, 2013.
Retail Non-fuel Base Revenues
Retail non-fuel base revenues decreased $0.9 million, pre-tax, or 0.6% in the second quarter of 2014 compared to the same period in 2013. This decrease reflects milder weather in the second quarter of 2014, which impacted sales to residential, small commercial, and to a lesser extent public authority customers. Cooling degree days decreased 3.8% for the second quarter of 2014 compared to the same quarter last year but remained higher than the 10-year average by 4.2%. KWh sales to residential customers decreased by 1.5%, despite a 1.3% increase in the average number of residential customers served. KWh sales to small commercial and industrial customers in the second quarter of 2014 decreased 1.7% compared to the same quarter in 2013, despite a 1.9% increase in the average number of customers served. Retail non-fuel base revenues from sales to public authorities increased slightly, primarily due to demand charges, despite a 0.5% decrease in kWh sales to public authorities compared to the same quarter in 2013. Retail non-fuel base revenues and kWh sales to large commercial and industrial customers were relatively unchanged for the quarter. Non-fuel base revenues and kWh sales are provided by customer class on page 10 of this release.

For the six months ended June 30, 2014, retail non-fuel base revenues decreased $5.7 million, pre-tax, or 2.2% compared to the same period in 2013. This decrease reflects milder weather in the first six months of 2014, which impacted sales to residential, small commercial, and to a lesser extent public authority customers. Heating degree days decreased 26.6% for the six months of 2014 compared to the same period last year and were 17.0% below the 10-year average. Cooling degree days decreased 4.4% compared to the same period last year but remained higher than the 10-year average by 4.0%. KWh sales to residential customers decreased by 5.2% despite a 1.3% increase in the average number of residential customers served. KWh sales to small commercial and industrial customers decreased 1.6% compared to the same period in 2013, despite a 2.0% increase in the average number of customers served. KWh sales to large commercial and industrial customers decreased 3.4% and non-fuel base revenues decreased 1.5%. While kWh sales to public authorities in the six months of 2014 decreased approximately 2.3% compared to the same period in 2013, non-fuel base revenues increased slightly

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

due to demand charges. Non-fuel base revenues and kWh sales are provided by customer class on page 12 of this release.

Texas Fuel Reconciliation Proceeding

On July 11, 2014, the PUCT approved a settlement in the Texas fuel reconciliation proceeding designated as PUCT Docket No. 41852. The settlement provides for the reconciliation of fuel and purchased power costs incurred from July 1, 2009 through March 31, 2013. The quarter ended June 30, 2014 financial results includes a $2.1 million, pre-tax increase to income reflecting the settlement of the Texas fuel reconciliation proceeding. This amount includes Palo Verde performance rewards associated with the 2009 to 2012 performance periods net of disallowed fuel and purchased power costs as determined by the PUCT.

Quarterly Cash Dividend

On May 29, 2014, the Board of Directors approved an increase to the quarterly cash dividend to $0.28 per share of common stock from our previous quarterly rate of $0.265 per share. This represents an increase in the annualized cash dividend from $1.06 to $1.12 per share. The dividend increase commenced with the June 30, 2014 payments. On July 24, 2014, the Board of Directors declared a quarterly cash dividend of $0.28 per share payable on September 30, 2014 to shareholders of record on September 15, 2014.
Capital and Liquidity
We continue to maintain a strong capital structure to ensure access to capital markets at reasonable rates. At June 30, 2014, common stock equity represented 47.0% of our capitalization (common stock equity, long-term debt, and short-term borrowings under the revolving credit facility (the "RCF")). At June 30, 2014, we had a balance of $12.7 million in cash and cash equivalents. We expect to issue long-term debt in the capital markets in 2014 or early 2015 to repay short-term borrowings and finance capital requirements. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations, and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the six months ended June 30, 2014 were $57.0 million compared to $51.4 million in the corresponding period in 2013. The primary factors affecting the increased cash flow were the funding of $17.9 million for employee pension and other post-retirement benefit plans in the first six months of 2013 compared to $6.9 million in the first six months of 2014, and a decrease in accounts receivable due to the timing of customer payments. These increases in cash flows from operations were partially offset by an increase in the under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the six months ended June 30, 2014, the Company had a fuel under-recovery of $13.4 million compared to an under-recovery of fuel costs of $8.9 million during the six months ended June 30, 2013. At June 30, 2014, we had a net fuel under-recovery balance of $19.6 million, including an under-recovery balance of $17.2 million in Texas, $2.3 million in New Mexico, and $0.1 million for our FERC customer. On April 15, 2014, we filed a request to increase our Texas fixed fuel factor by 6.9% to reflect increases in prices for natural gas. This increase received final approval on May 28, 2014 and was effective with May 2014 billings.
During the six months ended June 30, 2014, our primary capital requirements were for the construction and purchase of electric utility plant, payment of common stock dividends, and purchases of nuclear fuel. Capital requirements for new electric plant were $106.0 million for the six months ended June 30, 2014 and $110.3 million for the six months ended June 30, 2013. Capital expenditures for 2014 are expected to be $316 million as we construct the Montana Power Station and related transmission facilities. Capital requirements for purchases

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

of nuclear fuel were $17.7 million for the six months ended June 30, 2014 and $16.9 million for the six months ended June 30, 2013.
On June 30, 2014, we paid a quarterly cash dividend of $0.28 per share, or $11.3 million to shareholders of record on June 13, 2014. We paid a total of $22.0 million in cash dividends during the six months ended June 30, 2014. At the current dividend rate, we expect to pay cash dividends of approximately $44.6 million during 2014.
No shares of common stock were repurchased during the six months ended June 30, 2014. As of June 30, 2014, a total of 393,816 shares remain available for repurchase under the currently authorized stock repurchase program. The Company may repurchase shares in the open market from time to time.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust ("RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in the Company's financial statements. The RCF has a term ending January 14, 2019. The aggregate unsecured borrowing available under the RCF is $300 million. We may increase the RCF by up to $100 million (up to a total of $400 million) during the term of the agreement, upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. The amounts we borrow under the RCF may be used for working capital and general corporate purposes. The total amount borrowed for nuclear fuel by the RGRT was $126.8 million at June 30, 2014 of which $16.8 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Borrowings by the RGRT for nuclear fuel were $130.3 million as of June 30, 2013, of which $20.3 million had been borrowed under the RCF and $110 million was borrowed through senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. At June 30, 2014, $81.0 million was outstanding under the RCF for working capital and general corporate purposes and we expect to refinance the working capital and general corporate borrowings on the RCF with long-term debt in late 2014 or early 2015. At June 30, 2013, $6.0 million was outstanding under the RCF for working capital or general corporate purposes.
2014 Earnings Guidance
We are narrowing our earnings guidance for 2014 to $2.15 to $2.40 per basic share from the previous range of $2.10 to $2.50.
Conference Call
A conference call to discuss second quarter 2014 financial results is scheduled for 10:30 A.M. Eastern Daylight Time, on August 6, 2014. The dial-in number is 888-401-4669 with a conference ID number of 6099953. The international dial-in number is 719-785-1753. The conference leader will be John Boomer, Vice President, Treasurer. A replay will run through August 20, 2014 with a dial-in number of 888-203-1112 and a conference ID number of 6099953. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

to customers or to recover previously incurred fuel costs in rates; (ii) recovery of capital investments and operating costs through rates in Texas and New Mexico; (iii) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (iv) changes in customers' demand for electricity as a result of energy efficiency initiatives and emerging competing services and technologies; (v) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vi) the size of our construction program and our ability to complete construction on budget; (vii) potential delays in our construction schedule due to legal challenges or other reasons; (viii) costs at Palo Verde; (ix) deregulation and competition in the electric utility industry; (x) possible increased costs of compliance with environmental or other laws, regulations and policies; (xi) possible income tax and interest payments as a result of audit adjustments proposed by the IRS or state taxing authorities; (xii) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; and (xiii) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE's filings are available from the Securities and Exchange Commission or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

Media Contacts
Eddie Gutierrez
915.543.5763
eduardo.gutierrez@epelectric.com

El Paso Electric Investor Relations
John Boomer
915.543.4347
john.boomer@epelectric.com

Lisa Budtke
915.543.5947
lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended June 30, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$151,061	$151,966	$(905)	(a)
Deregulated Palo Verde Unit 3 revenues	3,551	3,177	374
Palo Verde performance rewards, net	2,220	—	2,220
Other	7,169	7,628	(459)
Operating Revenues Net of Energy Expenses	164,001	162,771	1,230

Other operating expenses:
Other operations and maintenance	50,034	49,843	191
Palo Verde operations and maintenance	26,196	25,175	1,021
Taxes other than income taxes	15,557	13,847	1,710
Other income	1,914	202	1,712
Earnings Before Interest, Taxes, Depreciation and Amortization	74,128	74,108	20	(b)

Depreciation and amortization	21,083	19,562	1,521
Interest on long-term debt	14,607	14,610	(3)
AFUDC and capitalized interest	6,709	5,340	1,369
Other interest expense	288	154	134
Income Before Income Taxes	44,859	45,122	(263)

Income tax expense	14,763	15,929	(1,166)

Net Income	$30,096	$29,193	$903

Basic Earnings per Share	$0.75	$0.73	$0.02

Diluted Earnings per Share	$0.75	$0.72	$0.03

Dividends declared per share of common stock	$0.28	$0.265	$0.015

Weighted average number of shares outstanding	40,181	40,112	69

Weighted average number of shares and dilutive
potential shares outstanding	40,212	40,160	52

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $17.1 million and $17.6 million, respectively.
(b)
Earnings before interest, taxes, depreciation and amortization ("EBITDA") is a non-generally accepted accounting principles ("GAAP") financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Statements of Operations
Six Months Ended June 30, 2014 and 2013
(In thousands except for per share data)
(Unaudited)

	2014	2013	Variance

Operating revenues, net of energy expenses:
Base revenues	$255,208	$260,846	$(5,638)	(a)
Deregulated Palo Verde Unit 3 revenues	7,959	6,213	1,746
Palo Verde performance rewards, net	2,220	—	2,220
Other	14,629	15,726	(1,097)
Operating Revenues Net of Energy Expenses	280,016	282,785	(2,769)

Other operating expenses:
Other operations and maintenance	99,098	96,081	3,017
Palo Verde operations and maintenance	47,552	47,456	96
Taxes other than income taxes	30,919	26,629	4,290
Other income	7,253	963	6,290
Earnings Before Interest, Taxes, Depreciation and Amortization	109,700	113,582	(3,882)	(b)

Depreciation and amortization	41,651	38,930	2,721
Interest on long-term debt	29,186	29,206	(20)
AFUDC and capitalized interest	12,545	10,928	1,617
Other interest expense	461	303	158
Income Before Income Taxes	50,947	56,071	(5,124)

Income tax expense	16,236	19,244	(3,008)

Net Income	$34,711	$36,827	$(2,116)

Basic Earnings per Share	$0.86	$0.92	$(0.06)

Diluted Earnings per Share	$0.86	$0.92	$(0.06)

Dividends declared per share of common stock	$0.545	$0.515	$0.03

Weighted average number of shares outstanding	40,165	40,095	70

Weighted average number of shares and dilutive
potential shares outstanding	40,181	40,119	62

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $33.2 million and $34.6 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company
Cash Flow Summary
Six Months Ended June 30, 2014 and 2013
(In thousands and Unaudited)

	2014	2013
Cash flows from operating activities:
Net income	$34,711	$36,827
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	41,651	38,930
Amortization of nuclear fuel	21,877	21,897
Deferred income taxes, net	15,141	16,888
Other	(2,336)	2,993
Change in:
Accounts receivable	(33,585)	(43,626)
Net undercollection of fuel revenues	(13,369)	(8,940)
Accounts payable	1,983	2,733
Other (a)	(9,102)	(16,315)
Net cash provided by operating activities	56,971	51,387

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(105,999)	(110,279)
Cash additions to nuclear fuel	(17,690)	(16,879)
Decommissioning trust funds	(4,550)	(4,552)
Other	(2,151)	(2,331)
Net cash used for investing activities	(130,390)	(134,041)

Cash flows from financing activities:
Dividends paid	(21,969)	(20,714)
Borrowings under the revolving credit facility, net	83,420	4,164
Other	(928)	(207)
Net cash provided by (used for) financing activities	60,523	(16,757)

Net decrease in cash and cash equivalents	(12,896)	(99,411)

Cash and cash equivalents at beginning of period	25,592	111,057

Cash and cash equivalents at end of period	$12,696	$11,646

(a)
Includes funding of $6.9 million for employee pension and other post-retirement benefit plans for the six months ended June 30, 2014, compared to funding of $17.9 million for the six months ended June 30, 2013.

El Paso Electric Company
Quarter Ended June 30, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	650,003	659,825	(9,822)	(1.5)%
	Commercial and industrial, small	620,630	631,246	(10,616)	(1.7)%
	Commercial and industrial, large	292,113	292,282	(169)	(0.1)%
	Public authorities	434,930	437,248	(2,318)	(0.5)%
	Total retail sales	1,997,676	2,020,601	(22,925)	(1.1)%
	Wholesale:
	Sales for resale	20,328	20,141	187	0.9%
	Off-system sales	565,853	532,334	33,519	6.3%
	Total wholesale sales	586,181	552,475	33,706	6.1%
	Total kWh sales	2,583,857	2,573,076	10,781	0.4%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$59,828	$60,631	$(803)	(1.3)%
	Commercial and industrial, small	53,675	53,729	(54)	(0.1)%
	Commercial and industrial, large	9,963	10,021	(58)	(0.6)%
	Public authorities	26,915	26,883	32	0.1%
	Total retail non-fuel base revenues	150,381	151,264	(883)	(0.6)%
	Wholesale:
	Sales for resale	680	702	(22)	(3.1)%
	Total non-fuel base revenues	151,061	151,966	(905)	(0.6)%
	Fuel revenues:
	Recovered from customers during the period	40,529	32,368	8,161	25.2%
	Under collection of fuel (a)	15,369	12,788	2,581	20.2%
	New Mexico fuel in base rates	17,132	17,642	(510)	(2.9)%
	Total fuel revenues (b)	73,030	62,798	10,232	16.3%
	Off-system sales:
	Fuel cost	18,000	14,993	3,007	20.1%
	Shared margins	2,645	2,246	399	17.8%
	Retained margins	322	273	49	17.9%
	Total off-system sales	20,967	17,512	3,455	19.7%
	Other (c)	6,743	7,838	(1,095)	(14.0)%
	Total operating revenues	$251,801	$240,114	$11,687	4.9%

(a)	2014 includes $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $3.6 million and $3.2 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Quarter Ended June 30, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	352,035	347,360	4,675	1.3%
Commercial and industrial, small	39,482	38,739	743	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,108	4,978	130	2.6%
Total	396,674	391,126	5,548	1.4%

Number of retail customers (end of period): (a)
Residential	352,340	347,866	4,474	1.3%
Commercial and industrial, small	39,557	38,801	756	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,079	5,012	67	1.3%
Total	397,025	391,728	5,297	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	84	81	69
Cooling degree days	1,095	1,138	1,051

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	1,191,898	1,219,051	(27,153)	(2.2)%
Four Corners	137,988	140,027	(2,039)	(1.5)%
Gas plants	1,027,544	1,001,564	25,980	2.6%
Total generation	2,357,430	2,360,642	(3,212)	(0.1)%
Purchased power:
Photovoltaic	79,385	38,363	41,022	—
Other	321,504	335,019	(13,515)	(4.0)%
Total purchased power	400,889	373,382	27,507	7.4%
Total available energy	2,758,319	2,734,024	24,295	0.9%
Line losses and Company use	174,462	160,948	13,514	8.4%
Total kWh sold	2,583,857	2,573,076	10,781	0.4%

	Palo Verde capacity factor	87.8%	89.6%	(1.8)%

(a)	The number of retail customers is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Six Months Ended June 30, 2014 and 2013
Sales and Revenues Statistics

				Increase (Decrease)
		2014	2013	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	1,193,033	1,258,331	(65,298)	(5.2)%
	Commercial and industrial, small	1,114,549	1,132,950	(18,401)	(1.6)%
	Commercial and industrial, large	518,665	536,867	(18,202)	(3.4)%
	Public authorities	777,958	796,332	(18,374)	(2.3)%
	Total retail sales	3,604,205	3,724,480	(120,275)	(3.2)%
	Wholesale:
	Sales for resale	32,720	32,140	580	1.8%
	Off-system sales	1,262,867	1,208,261	54,606	4.5%
	Total wholesale sales	1,295,587	1,240,401	55,186	4.4%
	Total kWh sales	4,899,792	4,964,881	(65,089)	(1.3)%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$105,422	$110,239	$(4,817)	(4.4)%
	Commercial and industrial, small	85,796	86,504	(708)	(0.8)%
	Commercial and industrial, large	18,291	18,569	(278)	(1.5)%
	Public authorities	44,571	44,444	127	0.3%
	Total retail non-fuel base revenues	254,080	259,756	(5,676)	(2.2)%
	Wholesale:
	Sales for resale	1,128	1,090	38	3.5%
	Total non-fuel base revenues	255,208	260,846	(5,638)	(2.2)%

	Fuel revenues:
	Recovered from customers during the period	71,702	59,095	12,607	21.3%
	Under collection of fuel (a)	13,359	8,946	4,413	49.3%
	New Mexico fuel in base rates	33,227	34,551	(1,324)	(3.8)%
	Total fuel revenues (b)	118,288	102,592	15,696	15.3%

	Off-system sales:
	Fuel cost	39,463	31,156	8,307	26.7%
	Shared margins	9,389	6,247	3,142	50.3%
	Retained margins	1,124	749	375	50.1%
	Total off-system sales	49,976	38,152	11,824	31.0%
	Other (c)	13,845	15,814	(1,969)	(12.5)%
	Total operating revenues	$437,317	$417,404	$19,913	4.8%

(a)	2014 includes $2.2 million related to Palo Verde performance rewards, net.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $8.0 million and $6.2 million, respectively.
(c)	Represents revenues with no related kWh sales.

El Paso Electric Company
Six Months Ended June 30, 2014 and 2013
Other Statistical Data

			Increase (Decrease)
	2014	2013	Amount	Percentage

Average number of retail customers: (a)
Residential	351,183	346,757	4,426	1.3%
Commercial and industrial, small	39,350	38,571	779	2.0%
Commercial and industrial, large	50	49	1	2.0%
Public authorities	5,078	4,966	112	2.3%
Total	395,661	390,343	5,318	1.4%

Number of retail customers (end of period): (a)
Residential	352,340	347,866	4,474	1.3%
Commercial and industrial, small	39,557	38,801	756	1.9%
Commercial and industrial, large	49	49	—	—
Public authorities	5,079	5,012	67	1.3%
Total	397,025	391,728	5,297	1.4%

Weather statistics: (b)			10-Yr Average
Heating degree days	1,042	1,419	1,255
Cooling degree days	1,120	1,171	1,077

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2014	2013	Amount	Percentage

Palo Verde	2,555,975	2,552,933	3,042	0.1%
Four Corners	272,224	324,070	(51,846)	(16.0)%
Gas plants	1,595,288	1,610,927	(15,639)	(1.0)%
Total generation	4,423,487	4,487,930	(64,443)	(1.4)%
Purchased power:
Photovoltaic	108,184	66,063	42,121	63.8%
Other	653,448	656,024	(2,576)	(0.4)%
Total purchased power	761,632	722,087	39,545	5.5%
Total available energy	5,185,119	5,210,017	(24,898)	(0.5)%
Line losses and Company use	285,327	245,136	40,191	16.4%
Total kWh sold	4,899,792	4,964,881	(65,089)	(1.3)%

	Palo Verde capacity factor	94.6%	94.5%	0.1%

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

El Paso Electric Company
Financial Statistics
At June 30, 2014 and 2013
(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2014	2013

Cash and cash equivalents	$12,696	$11,646

Common stock equity	$973,828	$848,427
Long-term debt	999,665	999,576
Total capitalization	$1,973,493	$1,848,003

Short-term borrowings under the revolving credit facility	$97,772	$26,319

Number of shares - end of period	40,352,024	40,250,257

Book value per common share	$24.13	$21.08

Common equity ratio (a)	47.0%	45.3%
Debt ratio	53.0%	54.7%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.